Exhibit 99.1

            The Neiman Marcus Group Reports July Revenues

    DALLAS--(BUSINESS WIRE)--Aug. 3, 2006--The Neiman Marcus Group, Inc. announced preliminary Company-wide revenues for July 2006. The Company's fifty-two week fiscal year 2006 ended on July 29, 2006.


                                        4 weeks ended

                            July 29,         July 30,
                             2006              2005           % Change
                      ----------------   ---------------    ----------

Total Revenues           $249 million      $226 million           9.7%

Comparable Revenues      $242 million      $225 million           7.5%



                                       13 weeks ended

                             July 29,         July 30,
                               2006             2005          % Change
                      ----------------   ---------------    ----------

Total Revenues           $915 million      $840 million           9.0%

Comparable Revenues      $890 million      $835 million           6.6%



                                       52 weeks ended

                             July 29,         July 30,
                               2006             2005          % Change
                      ----------------   ---------------    ----------

Total Revenues          $4.11 billion     $3.77 billion           8.8%

Comparable Revenues     $3.99 billion     $3.74 billion           6.8%


    All figures have been adjusted to exclude the revenues of Gurwitch Products, L.L.C.
    In the four-week July period, comparable revenues in the Specialty Retail Stores segment, which includes Neiman Marcus Stores and Bergdorf Goodman, increased 7.9 percent. Revenue growth trends were the strongest in the Company's stores in the Southeast and at Bergdorf Goodman in Manhattan. The merchandise categories in the Specialty Retail Stores segment that performed the strongest included jewelry, women's contemporary sportswear, designer handbags, women's shoes and men's.
    Comparable revenues at Neiman Marcus Direct in the four-week July period increased 11.5 percent. The top selling merchandise categories in the Direct Marketing segment included jewelry, women's apparel and shoes, handbags, furniture and rugs and men's.
    Comparable revenues for the Neiman Marcus Group for the fourth quarter of fiscal year 2006 increased 6.6 percent. For the fourth quarter of fiscal year 2006, Specialty Retail Stores comparable revenues increased 5.8 percent, including a 4.7 percent increase at Neiman Marcus Stores and a 12.7 percent increase at Bergdorf Goodman. Neiman Marcus Direct fourth quarter fiscal year 2006 revenues were
13.2 percent above last year.
    On a separate matter, the Company announced that its majority interest in Gurwitch Products, L.L.C. was sold to Alticor Inc. on July 27, 2006, for cash proceeds of approximately $40.8 million.

    The Neiman Marcus Group, Inc. operations include the Specialty Retail Stores segment and the Direct Marketing segment. The Specialty Retail Stores segment consists primarily of Neiman Marcus and Bergdorf Goodman stores. The Direct Marketing segment conducts both print catalog and online operations under the Neiman Marcus, Horchow and Bergdorf Goodman brand names. Information about the Company can be accessed at www.neimanmarcusgroup.com.

    From time to time, the Company may make statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain "forward-looking information." These statements are made based on management's expectations and beliefs concerning future events and are not guarantees of future performance.
    The Company cautions readers that actual results may differ materially as a result of various factors, some of which are beyond its control, including but not limited to: political or economic conditions; terrorist activities in the United States or escalation in the international war on terrorism; disruptions in business at the Company's stores, distribution centers or offices; changes in consumer confidence resulting in a reduction of discretionary spending on goods that are, or are perceived to be, "luxuries"; changes in demographic or retail environments; changes in consumer preferences or fashion trends; competitive responses to the Company's marketing, merchandising and promotional efforts; changes in the Company's relationships with key customers; delays in the receipt of merchandise; seasonality of the retail business; adverse weather conditions, particularly during peak selling seasons; delays in anticipated store openings; natural disasters; significant increases in paper, printing and postage costs; litigation that may have an adverse effect on the Company's financial results or reputation; changes in the Company's relationships with designers, vendors and other sources of merchandise; the financial viability of the Company's designers, vendors and other sources of merchandise; the design and implementation of new information systems or enhancement of existing systems; changes in foreign currency exchange rates; impact of funding requirements related to the Company's noncontributory defined benefit pension plan; changes in the Company's relationships with certain of key sales associates; changes in key management personnel; changes in the Company's proprietary credit card arrangement that adversely impact its ability to provide consumer credit; or changes in government or regulatory requirements increasing the Company's cost of operations.
    These and other factors that may adversely effect the Company's future performance or financial condition are contained in its Annual Report in Form 10-K and other reports filed with and available from the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

    CONTACT: The Neiman Marcus Group, Inc.
             James E. Skinner, 214-757-2954
             or
             Stacie Shirley, 214-757-2967